Exhibit 99.1

Skyline Champion Corporation Provides Business Update in Response to COVID-19

TROY, Mich., March 23, 2020/ Business Wire/ -- Skyline Champion Corporation (NYSE:SKY) ("Skyline Champion" or the “Company”) announced updates to its operations and financial flexibility in response to the continued spread of COVID-19.

“Foremost, Skyline Champion is focused on the safety and well-being of our employees, distributors and customers we serve, and the communities in which we operate, while simultaneously ensuring business continuity across our operations,” said Mark Yost, President and Chief Executive Officer. “We are well-positioned to navigate the uncertainty of the current environment due to our strong liquidity position, highly flexible, low cash-cost operating model, as well as our diversified customer channels and geographic mix.”

The Company has 38 manufacturing facilities in the U.S. and Canada.  Thirteen of those facilities are located in the states of California, Pennsylvania, Louisiana, Kentucky and New York that have ordered a suspension of operations for many businesses as part of their efforts to mitigate the spread of COVID-19. In compliance with orders from state officials, the Company has temporarily suspended operations of those thirteen facilities.  In addition, Skyline Champion is closing its five Canadian manufacturing facilities due to reductions in demand.  It is currently anticipated that these plant closures will continue until such time as the Company determines that it has qualified for an exemption to operate, or as COVID-19 and recent oil price impacts are mitigated to allow the Company and its suppliers to restart partial or full operations.

As part of the Company’s core principles to safeguard its communities, employees have been encouraged to work from home where possible, increase social distancing, and increase sanitation standards.  In addition, the Company has enacted a relief program for employees impacted by COVID-19 to provide enhanced compensation and benefits on a limited basis. The Company will continue to assess the rapidly evolving situation to work through the potential production risks that may arise from lower employee attendance, material shortages, transportation challenges, lack of inspectors, emergency orders from governmental agencies, and other factors. With the Company’s broad footprint across North America, it is well-positioned to modify production levels across facilities as it continues to serve customers while at the same time protecting its employees in regions that require shutdowns.

The Company is taking proactive steps to safeguard its cash position while maintaining strategic flexibility. Skyline Champion has a strong balance sheet with no significant debt maturing until June 2023. Liquidity remains strong and, in order to maximize financial flexibility, the Company last week drew the remaining $38 million of its $100 million revolver, increasing cash availability to approximately $200 million. The incremental cash from these borrowings will be used to offset the temporary working capital impacts of production shutdowns and to preserve financial flexibility to continue to invest in strategic priorities.  This will give the Company the ability to serve the need for attainable housing that will arise from the economic impacts of this environment.

Skyline Champion extends its sincerest gratitude to the first responders, medical teams, government officials and all people and organizations working together to make the world safer and contain COVID-19.  Our thoughts are with everyone impacted.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future.  These forward looking statements can often be identified by their use of words such as “will”, “might”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “would”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “pursue”, “should”, “may” and “assume”, or the negative thereof, as well as variations of such words and similar expressions referring to the future.  Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement.  Factors that could cause actual results to differ include (without limitation) the ongoing uncertainties about COVID-19, its duration, spread and impacts, the closure and length of closure of the Company’s facilities (including those which currently remain open), and other actions or costs incurred to comply with any mandated or prudential health requirements associated with the virus. Additional factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission.  All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Skyline Champion Corporation:

OUR COMPANY

Skyline Champion Corporation (NYSE: SKY) was formed in June of 2018 as the result of the combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC. The combined company employs approximately 7,000 people and is the largest independent, publicly traded, factory-built housing company in North America. With more than 65 years of homebuilding experience and 38 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Exhibit 99.1

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation